Exhibit 4.60

Confirmation Letter

Beijing Qiyi Century Science & Technology Co., Ltd. ("Qiyi Century") and _______ have entered into _____________ dated _____________ (the "_____ Agreement"), whereby it is provided that the term of the agreement shall commence on ________ and end on ________, which term shall be renewable upon confirmation thereof by Qiyi Century in writing. Based on the above provision, it is hereby confirmed by Qiyi Century that the term of the agreement shall be renewed for a period of 10 years and end on _________.

(No text below)

Beijing Qiyi Century Science & Technology Co., Ltd. (seal)

Dated: December 21, 2020

Schedule A

The following schedule sets forth similar Confirmation Letters Qiyi Century entered into with other parties. Other than the information set forth below, there is no material difference between such other Confirmation Letters and this exhibit.

Original Agreement	Counterparties of Original Agreement	Execution Date of Original Agreement	Initial Term of Original Agreement	Updated Termination Date of Original Agreement
Loan Agreement	Xiaohua Geng	January 30, 2013	June 24, 2011 – June 23, 2021	June 23, 2031
Software Usage License Agreement	Beijing Xinlian Xinde Advertisement Media Co., Ltd., Xiaohua Geng	May 31, 2012	November 23, 2011 – December 1, 2021	December 1, 2031
Business Cooperation Agreement	Beijing Xinlian Xinde Advertisement Media Co., Ltd., Xiaohua Geng	December 1, 2011	November 23, 2011 – November 23, 2021	November 23, 2031
Business Operation Agreement	Xiaohua Geng	January 30, 2013	January 30, 2013 – January 30, 2023	January 30, 2033
Exclusive Technology Consulting and Services Agreement	Beijing Xinlian Xinde Advertisement Media Co., Ltd., Xiaohua Geng	December 1, 2011	November 23, 2011 – November 23, 2021	November 23, 2031

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